UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2013

SIEBERT FINANCIAL CORP. (Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

885 Third Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01 Changes in Control of Registrant.

Muriel F. Siebert, our Chairwoman and President and the record and beneficial owner of approximately 89.9% of our outstanding common stock, died on August 24, 2013. The shares of our common stock formerly owned by Ms. Siebert are now held by Ms. Siebert’s estate and the ultimate disposition of these shares will be determined based on the probate of Ms. Siebert’s will.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In our Form 10-Q filed with the Securities and Exchange Commission on August 14, 2013, we reported that Ms. Siebert had taken a temporary leave of absence from her responsibilities as our principal executive officer and that, in her absence, Joseph M. Ramos, our Executive Vice President and Chief Financial Officer, would be performing a similar function as a principal executive officer to those previously performed by Ms. Siebert.  Mr. Ramos will continue to perform this function until our board of directors has finalized and implemented a succession plan.

Mr. Ramos has been our Executive Vice President, Chief Financial Officer and Assistant Secretary since February 10, 2003 and Chief Financial Officer of Siebert, Brandford, Shank, & Co., L.L.C. since April 20, 2009. From May 1999 to February 2002, Mr. Ramos served as Chief Financial Officer of Internet Financial Services, Inc. From November 1996 to May 1999, Mr. Ramos served as Chief Financial Officer of Nikko Securities International, Inc. From September 1987 to March 1996, Mr. Ramos worked at Cantor Fitzgerald and held various accounting and management positions, the last as Chief Financial Officer of their registered broker-dealer based in Los Angeles. From October 1982 to September 1987, Mr. Ramos was an audit manager for Deloitte & Touche LLP, a public accounting firm. Mr. Ramos is a Certified Public Accountant licensed in the State of New York.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1  Press Release, dated August 26, 2013, relating to death of Muriel F. Siebert.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBERT FINANCIAL CORP.

Date: August 27, 2013	By:	/s/ Joseph M. Ramos, Jr.
Joseph M. Ramos, Jr.
Executive Vice President and
Chief Operating Officer